Filed Pursuant to Rule 424(b)(3)
Registration No. 333-259819

8,735,790 Shares

COMSovereign Holding Corp.

This prospectus relates to the resale, from time to time, by the selling stockholders named herein (the “Selling Stockholders”) of (i) an aggregate of 5,600,001 shares of our common stock, par value $0.0001 per share, issuable upon the conversion of certain outstanding convertible promissory notes and (ii) and aggregate of 3,135,789 shares of common stock issuable upon exercise of certain outstanding warrants (the “Warrants”).

We are not selling any securities under this prospectus and we will not receive proceeds from the sale of the shares of our common stock by the Selling Stockholders. However, we may receive proceeds from the cash exercise of the Warrants, which, if exercised in cash at the current applicable exercise price with respect to all of the 3,135,789 shares of common stock, would result in gross proceeds to us of approximately $9.4 million.

We will pay the expenses of registering the shares of common stock offered by this prospectus, but all selling and other expenses incurred by the Selling Stockholders will be paid by the Selling Stockholders. The Selling Stockholders may sell our shares of common stock offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under “Plan of Distribution.” The prices at which the Selling Stockholders may sell shares will be determined by the prevailing market price for our common stock or in negotiated transactions.

Our common stock is quoted on The Nasdaq Capital Market, or Nasdaq, under the symbol “COMS.” On September 24, 2021, the last reported sale price for our common stock on Nasdaq was $1.85.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 5, 2021.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission (the “SEC”). You should read this prospectus and the information and documents incorporated herein by reference carefully. Such documents contain important information you should consider when making your investment decision. See “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference” in this prospectus.

You should rely only on the information contained in or incorporated by reference into this prospectus. Neither we nor the selling stockholders named herein (the “Selling Stockholders”) have authorized anyone to provide you with information different from, or in addition to, that contained in or incorporated by reference into this prospectus. This prospectus is an offer to sell only the securities offered hereby but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in or incorporated by reference into this prospectus is current only as of their respective dates or on the date or dates that are specified in those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

The Selling Stockholders are not offering to sell or seeking offers to purchase these securities in any jurisdiction where the offer or sale is not permitted. Neither we nor the Selling Stockholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the jurisdiction of the United States who come into possession of this prospectus are required to inform themselves about and to observe any restrictions relating to this Offering and the distribution of this prospectus applicable to that jurisdiction.

If required, each time the Selling Stockholders offer shares of common stock, we will provide you with, in addition to this prospectus, a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize the Selling Stockholders to use one or more free writing prospectuses to be provided to you that may contain material information relating to that offering. We may also use a prospectus supplement and any related free writing prospectus to add, update or change any of the information contained in this prospectus or in documents we have incorporated by reference. This prospectus, together with any applicable prospectus supplements, any related free writing prospectuses and the documents incorporated by reference into this prospectus, includes all material information relating to this offering. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in a prospectus supplement. Please carefully read both this prospectus and any prospectus supplement together with the additional information described below under the section entitled “Incorporation of Certain Documents by Reference” before buying any of the securities offered.

Unless the context otherwise requires, the terms “ our company,” “we,” “us” and “our” refer to COMSovereign Holding Corp. and our subsidiaries.

Unless otherwise indicated, information contained in this prospectus or incorporated by reference herein concerning our industry and the markets in which we operate is based on information from independent industry and research organizations, other third-party sources (including industry publications, surveys and forecasts), and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data and our knowledge of such industry and markets, which we believe to be reasonable. Although we believe the data from these third-party sources is reliable, we have not independently verified any third-party information. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

When used in this prospectus, including the documents that we have incorporated by reference, in future filings with the SEC or in press releases or other written or oral communications, statements which are not historical in nature, including those containing words such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters, are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (set forth in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)). In particular, statements pertaining to our trends, liquidity and capital resources, among others, contain forward-looking statements. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Examples of forward-looking statements include, but are not limited to, statements about the following:

●	our prospects, including our future business, revenues, expenses, net income, earnings per share, gross margins, profitability, cash flows, cash position, liquidity, financial condition and results of operations, backlog of orders and revenue, our targeted growth rate, our goals for future revenues and earnings, and our expectations about realizing the revenues in our backlog and in our sales pipeline;

●	the potential impact of COVID-19 on our business and results of operations;

●	the effects on our business, financial condition and results of operations of current and future economic, business, market and regulatory conditions, including the current economic and market conditions and their effects on our customers and their capital spending and ability to finance purchases of our products, services, technologies and systems;

●	the effects of fluctuations in sales on our business, revenues, expenses, net income, earnings per share, margins, profitability, cash flows, capital expenditures, liquidity, financial condition and results of operations;

●	our products, services, technologies and systems, including their quality and performance in absolute terms and as compared to competitive alternatives, their benefits to our customers and their ability to meet our customers’ requirements, and our ability to successfully develop and market new products, services, technologies and systems;

●	our markets, including our market position and our market share;

●	our ability to successfully develop, operate, grow and diversify our operations and businesses;

●	our business plans, strategies, goals and objectives, and our ability to successfully achieve them;

●	the sufficiency of our capital resources, including our cash and cash equivalents, funds generated from operations, availability of borrowings under our credit and financing arrangements and other capital resources, to meet our future working capital, capital expenditure, lease and debt service and business growth needs;

●	the value of our assets and businesses, including the revenues, profits and cash flows they are capable of delivering in the future;

●	the effects on our business operations, financial results, and prospects of business acquisitions, combinations, sales, alliances, ventures and other similar business transactions and relationships;

●	industry trends and customer preferences and the demand for our products, services, technologies and systems; and

●	the nature and intensity of our competition, and our ability to successfully compete in our markets.

These statements are necessarily subjective, are based upon our current plans, intentions, objectives, goals, strategies, beliefs, projections and expectations, and involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any future results, performance or achievements described in or implied by such statements. Actual results may differ materially from expected results described in our forward-looking statements, including with respect to correct measurement and identification of factors affecting our business or the extent of their likely impact, the accuracy and completeness of the publicly-available information with respect to the factors upon which our business strategy is based, or the success of our business.

Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of whether, or the times by which, our performance or results may be achieved. Forward-looking statements are based on information available at the time those statements are made and management’s belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that may cause actual results, our performance or achievements, or industry results to differ materially from those contemplated by such forward-looking statements include, without limitation, those discussed under the caption “Risk Factors” in this prospectus as well as other risks and factors identified from time to time in our SEC filings.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. We urge you to read this entire prospectus and the documents incorporated by reference herein carefully, including the financial statements and notes to those financial statements incorporated by reference herein and therein. Please read the section of this prospectus entitled “Risk Factors” for more information about important risks that you should consider before investing in our common stock.

Our Company

We are a provider of technologically-advanced telecom solutions to network operators, mobile device carriers, governmental units and other enterprises worldwide. We have assembled a portfolio of communications, power and portable infrastructure technologies, capabilities and products that enable the upgrading of latent 3G networks to 4G and 4G-LTE networks and will facilitate the rapid roll out of the 5G and “next-Generation” (“nG”) networks of the future. We focus on novel capabilities, including signal modulations, antennae, software, hardware and firmware technologies that enable increasingly efficient data transmission across the electromagnetic spectrum. Our product solutions are complemented by a broad array of services, including technical support, systems design and integration, and sophisticated research and development programs. While we compete globally on the basis of our innovative technology, the breadth of our product offerings, our high-quality cost-effective customer solutions, and the scale of our global customer base and distribution, our primary focus is on the North American telecom infrastructure and service market. We believe we are in a unique position to rapidly increase our near-term domestic sales as we are among the few U.S.-based providers of telecommunications equipment and services.

We provide the following categories of product offerings and solutions to our customers:

●	Telecom and Network Products and Solutions. We design, develop, market and sell technologically-advanced products for telecom network operators, mobile device carriers and other enterprises, including the following:

●	Backhaul Telecom Radios. We offer a line of high-capacity packet microwave solutions that drive next-generation IP networks. Our carrier-grade point-to-point packet microwave systems transmit broadband voice, video and data. Our solutions enable service providers, government agencies, enterprises and other organizations to meet their increasing bandwidth requirements rapidly and affordably. The principal application of our product portfolio is wireless network transport, including a range of products ideally suited to support the emergence of underlying small cell networks. Additional solutions include leased-line replacement, last mile fiber extension and enterprise networks.

●	In-Band Full-Duplex Technologies. We have developed proprietary wireless transmission technologies that alleviate the performance limitations of the principal transmission technologies used by most networks today. Time Division Duplex ("TDD") transmission technology used by many communications systems utilizes a single channel for transmission of data alternating between downlink or uplink, which limits capacity/throughput. Frequency Division Duplex ("FDD") technologies in the marketplace today use two independent channels for downlink and uplink but require twice the spectrum. Neither TDD nor FDD can simultaneously transmit and receive on a single channel — a limitation that network advancements and 5G will require for optimal performance. In late 2021, we intend to commence marketplace demonstrations of products incorporating our proprietary In-Band Full-Duplex technologies that simultaneously transmit and receive data on a single channel, which resolves the limitation of current TDD and FDD transmissions by increasing network performance and doubling spectrum efficiency. We intend to begin commercializing this technology in the first half of 2022.

●	Edge Compute Capable Small Cell 4G LTE and 5G Access Radios. We offer Citizens Broadband Radio Service frequency and other small cell radios that are designed to connect to other access radios or to connect directly to mobile devices such as mobile phones and other Internet of things ("IoT") devices. Recently, we developed what we believe is the world’s first fully-virtualized 5G core network on a microcomputer the size of a credit card, enabling, for the first time, the ability to have the 5G network collocated on the network edge with the small cell communicating with the devices themselves. The small cells support edge-based application hosting and enable third-party service integration.

●	Intelligent Batteries and Back-Up Power Solutions. We are developing for the telecom industry a full line of environmentally-friendly, non-volatile advanced intelligent lithium-ion batteries and back-up power units that charge quickly, have a life span approximately five times longer than conventional lead-acid batteries, and can be monitored remotely. We are also currently offering and developing models that provide power for a wide range of applications, including cellular towers and other radio access network infrastructures, automobiles, boats, spacecraft and other vehicles.

●	Tethered Drones and Aerostats. We design, manufacture, sell and provide logistical services for specialized tethered aerial monitoring and communications platforms serving national defense and security customers for use in applications such as intelligence, surveillance and reconnaissance (“ISR”) and communications. We focus primarily on a suite of tethered aerostats known as the Winch Aerostat Small Platform, which are principally designed for military and security applications and provide secure and reliable aerial monitoring for extended durations while being tethered to the ground via a high-strength armored tether. Our recently-acquired HoverMast line of quadrotor-tethered drones feature uninterruptible ground-based power, fiber optic communications for cyber immunity, and the ability to operate in GPS-denied environments while delivering dramatically-improved situational awareness and communications capabilities to users.

We are also developing processes that we believe will significantly advance the state-of-the-art in silicon photonic (SiP) devices for use in advanced data interconnects, communication networks and computing systems. We believe our novel approach will allow us to overcome the limitations of current SiP modulators, dramatically increase computing bandwidth and reduce drive power while offering lower operating costs.

Our engineering and management teams have extensive experience in optical systems and networking, digital signal processing, large-scale application-specific integrated circuit design and verification, SiP design and integration, system software development, hardware design, high-speed electronics design and network planning, installation, maintenance and servicing. We believe this broad expertise in a wide range of advanced technologies, methodologies and processes enhances our innovation, design and development capabilities, and has enabled us, and we believe will continue to enable us, to develop and introduce future-generation communications and computing technologies. In the course of our product development cycles, we engage with our customers as they design their current and next-generation network equipment in order to gauge current and future market needs.

Our more than 700 customers include a majority of the leading global telecommunication operators, as well as many data center managers and leading multi-system operators, and hundreds of enterprise customers, including many Fortune 500 companies. We have long-standing, direct relationships with our customers and serve them through a direct sales force and a global network of channel partners.

Our Operating Units

Through a series of acquisitions, we and our operating subsidiaries have expanded our service offerings and geographic reach over the past three years. On November 27, 2019, we completed the acquisition of ComSovereign Corp. (“ComSovereign”) in a stock-for-stock transaction with a total purchase price of approximately $80 million (the “ComSovereign Acquisition”). ComSovereign had been formed in January 2019 and, prior to its acquisition by our company, had completed five acquisitions of companies with unique products in development for, or then being marketed to, the telecommunications market. As a result of our acquisitions, our company is comprised of the following principal operating units, each of which was acquired to address a different opportunity or sector of the North American telecom infrastructure and service market. Our subsidiary holdings are held in three divisions, Telecoms, Drone, and Power.

Our Telecoms Division is comprised of the following principal operating units:

●	DragonWave-X LLC. DragonWave-X, LLC and its operating subsidiaries, DragonWave Corp. and DragonWave-X Canada, Inc. (collectively, “DragonWave”), are a Dallas-based manufacturer of high-capacity microwave and millimeter wave point-to-point telecom backhaul radio units. DragonWave and its predecessor have been selling telecom backhaul radios since 2012 and its microwave radios have been installed in over 330,000 locations in more than 100 countries worldwide. According to a report of the U.S. Federal Communications Commission, as of December 2019, DragonWave was the second largest provider of licensed point-to-point microwave backhaul radios in North America. DragonWave was acquired by ComSovereign in April 2019 prior to the ComSovereign Acquisition.

●	Virtual Network Communications Inc. Virtual Network Communications Inc. (“VNC”) is an edge compute focused wireless telecommunications technology developer and equipment manufacturer of both 4G LTE Advanced and 5G capable radio equipment. VNC designs, develops, manufactures, markets, and supports a line of network products for wireless network operators, mobile virtual network operators, cable TV system operators, and government and business enterprises that enable new sources of revenue, and reduce capital and operating expenses. VNC also has developed rapidly deployable, tactical systems that can be combined with the tethered aerostats and drones offered by our Drone Aviation subsidiary and enabled and operated in nearly any location in the world. We acquired VNC in July 2020.

●	Fastback. Skyline Partners Technology LLC, which does business under the name Fastback Networks (“Fastback”), is a manufacturer of intelligent backhaul radio (IBR) systems that deliver high-performance wireless connectivity to virtually any location, including those challenged by Non-Line of Sight limitations. Fastback’s advanced IBR products allow operators to economically add capacity and density to their macrocells and expand service coverage density with small cells. These solutions also allow operators to both provide temporary cellular and data service utilizing mobile/portable radio systems and provide wireless Ethernet connectivity. We acquired Fastback in January 2021.

●	Silver Bullet Technology, Inc. Silver Bullet Technology, Inc. (“Silver Bullet”) is a California-based engineering firm that designs and develops next generation network systems and components, including large-scale network protocol development, software-defined radio systems and wireless network designs. ComSovereign acquired Silver Bullet in March 2019 prior to the ComSovereign Acquisition.

●	Lextrum, Inc. Lextrum, Inc. (“Lextrum”) is a Tucson, Arizona-based developer of full-duplex wireless technologies and components, including multi-reconfigurable radio frequency (RF) antennae and software programs. This technology enables the doubling of a given spectrum band by allowing simultaneous transmission and receipt of radio signals on the same frequencies. ComSovereign acquired Lextrum in April 2019 prior to the ComSovereign Acquisition.

●	Innovation Digital, LLC. Innovation Digital, LLC (“Innovation Digital”) is a California-based developer of "beyond state-of-the-art" mixed analog/digital signal processing solutions, intellectual property (IP) licensing, design and consulting services. Its signal processing techniques and intellectual property have significantly enhanced the bandwidth and accuracy of RF transceiver systems and have provided enabling technologies in the fields of communications and RADAR systems, signals intelligence and electronic warfare (EW), test and measurement systems, and semiconductor devices. We acquired Innovation Digital in June 2021.

●	VEO Photonics, Inc. VEO Photonics, Inc. (“VEO”), based in San Diego, California, is a research and development company innovating SiP technologies for use in copper-to-fiber-to-copper switching, high-speed computing, high-speed ethernet, autonomous vehicle applications, mobile devices and 5G wireless equipment. ComSovereign acquired VEO in January 2019 prior to the ComSovereign Acquisition.

●	RF Engineering & Energy Resource, LLC. RF Engineering & Energy Resource, LLC ("RF Engineering”) is a Michigan-based provider of high-quality microwave antennas and accessories. By providing one of the industry's lowest cost of ownership, RF Engineering has continued to innovate and expand, and it announced the industry's first Universal Licensed Microwave Antenna. Supporting frequencies from (6-42 GHz), customers can now reduce sparing costs and safely future-proof their networks by leveraging this new Universal plug and play architecture. We acquired RF Engineering in July 2021.

Our Drone Division is comprised of the following principal operating units:

●	Drone Aviation. Lighter Than Air Systems Corp., which does business under the name Drone Aviation (“Drone Aviation”), is based in Jacksonville, Florida and develops and manufactures cost-effective, compact and enhanced tethered unmanned aerial vehicles, including Lighter-Than-Air aerostats and drones that support surveillance sensors and communications networks. We acquired Drone Aviation in June 2014.

●	Sky Sapience Ltd. Sky Sapience Ltd. (“SKS”) is an Israeli-based manufacturer of drones with a patented tethered hovering technology that provides long-duration, mobile and all-weather ISR capabilities to customers worldwide for both land and marine-based applications. Its innovative technologies include fiber optic tethers that enable secure, high-capacity communications, including support for commercial 4G and 5G wireless networks. SKS’s flagship HoverMast line of quadrotor-tethered drones feature uninterruptible ground-based power, fiber optic communications for cyber immunity, and the ability to operate in GPS-denied environments while delivering dramatically-improved situational awareness and communications capabilities to users. We acquired SKS in March 2021.

●	RVision, Inc. RVision Inc. (“RVision”) is a California-based developer of technologically-advanced video and communications products and physical security solutions designed for government and private sector commercial industries. It has been serving governments and the military for nearly two decades with sophisticated, environmentally-rugged optical and infrared cameras, hardened processors, custom tactical video hardware, software solutions, and related communications technologies. It also has developed nano-defractive optics with integrated, artificial intelligence-driven electro-optical sensors and communication network connectivity products for smart city/smart campus applications. We acquired RVision in April 2021.

Our Power Division is comprised of the following principal operating units:

●	InduraPower, Inc. InduraPower Inc. (“InduraPower”) is a Tucson, Arizona-based developer and manufacturer of intelligent batteries and back-up power supplies for network systems and telecom nodes. It also provides power designs and batteries for the aerospace, marine and automotive industries. ComSovereign acquired InduraPower in January 2019 prior to the ComSovereign Acquisition.

●	Sovereign Plastics LLC. Sovereign Plastics LLC (“Sovereign Plastics”), based in Colorado Springs, Colorado, operates as the material, component manufacturing and supply chain source for all of our subsidiaries, and also provides plastic and metal components to third-party manufacturers. Its ability to rapidly prototype new product offerings and machine moldings, metals and plastic castings has reduced the production cycle for many of our components from months to days. We acquired the business currently conducted by Sovereign Plastics in March 2020.

Risks Associated With Our Business

Our ability to execute our business strategy is subject to numerous risks, as more fully described in the section captioned “Risk Factors” immediately following this prospectus summary. You should read these risks before you invest in our securites. In particular, risks associated with our business include, but are not limited to, the following:

●	Since our recent acquisition of ComSovereign in November 2019, we lack an established operating history on which to evaluate our consolidated business and determine if we will be able to execute our business plan, and we can give no assurance that our operations will result in profits.

●	We incurred net losses in our fiscal years ended December 31, 2020 and 2019 with negative cash flows, and we cannot assure you as to when, or if, we will become profitable and generate positive cash flows.

●	We expect to continue to incur losses from operations and negative cash flows, which raise substantial doubt about our ability to continue as a going concern.

●	We may not generate sufficient cash flows to cover our operating expenses.

●	We have significant debt and if we are unable to repay our debt when it becomes due, our business, financial condition and results of operations could be materially harmed.

●	If we are unable to obtain additional funding when needed, our business operations will be harmed, and if we do obtain additional financing, our then-existing stockholders may suffer substantial dilution.

●	Raising capital in the future could cause dilution to our existing stockholders and may restrict our operations or require us to relinquish rights.

●	The COVID-19 pandemic may negatively affect our operations depending on the severity and longevity of the pandemic.

●	Rapid technological change in our market and/or changes in customer requirements could cause our products to become obsolete or require us to redesign our products, which would have a material adverse effect on our business, operating results and financial condition.

●	Product development is a long, expensive and uncertain process, and our failure to develop marketable products in our various markets could adversely affect our business, prospects and financial condition.

●	We compete with companies that have significantly more resources for their research and development efforts than we have or have received government contracts for the development of new products.

●	Product quality problems, defects, errors or vulnerabilities in our products could harm our reputation and adversely affect our business, financial condition, results of operations and prospects.

●	If we lose our rights to use software we currently license from third parties, we could be forced to seek alternative technology, which could increase our operating expenses and could adversely affect our ability to compete.

●	If sufficient radio spectrum is not allocated for use by our products or if we fail to obtain regulatory approval for our products, our ability to market our products may be restricted.

●	If critical components or raw materials used to manufacture our products become scarce or unavailable, then we may incur delays in manufacturing and delivery of our products, which could damage our business.

●	Our future profitability may depend on achieving cost reductions from increasing manufacturing quantities of our products. Failing to achieve such reductions in manufacturing costs could materially affect our business.

●	Our potential customers for our DragonWave radios and our Drone Aviation aerostat and drone products are likely to include U.S. Government or Government-related entities that are subject to appropriations by Congress. Reduced funding for defense procurement and research and development programs would likely adversely impact our ability to generate revenues.

●	We may be unable to successfully integrate our recent and future acquisitions, which could adversely affect our business, financial condition, results of operations and prospects.

●	There may be health and safety risks relating to wireless products.

●	If a successful product liability claim were made against us, our business could be seriously harmed.

●	Our tethered aerostat and drone business and operations are subject to the risks of hurricanes, tropical storms, and other natural disasters.

Our Corporate Information

We were incorporated as Drone Aviation Holding Corp. in the State of Nevada on April 17, 2014. An amendment to our Articles of Incorporation changing our name to COMSovereign Holding Corp. was effected on November 30, 2019. Our principal executive offices are located at 5000 Quorum Drive, Suite 400, Dallas, Texas 75254, and our telephone number is (469) 930-2661. Our website address is www.COMSovereign.com, and many of our subsidiaries also have their own websites linked to and that may be accessed from our principal corporate website. Information on our website and on that of our subsidiaries is not part of this prospectus.

The Offering

Securities offered by the Selling Stockholders:

8,735,790 shares of common stock, which includes (i) 5,600,001 shares of common stock issuable upon the conversion of outstanding convertible promissory notes (the “Notes”), and (ii) 3,135,789 shares of common stock issuable upon the exercise of outstanding warrants to purchase shares of common stock (the “Warrants”).

Common stock outstanding:	72,533,850 shares

Common stock to be outstanding after the offering assuming conversion of all of the Notes and exercise of all Warrants:	81,269,640 shares

Use of Proceeds:	We will not receive any proceeds from the sale by the Selling Stockholders of the shares of common stock being offered by this prospectus. However, we may receive proceeds from the cash exercise of the Warrants, which, if exercised in cash at the current exercise price with respect to all Warrants, would result in gross proceeds to us of approximately $9.4 million. The proceeds from such Warrant exercises, if any, will be used for working capital and general corporate purposes.

Risk Factors:	Investing in our securities is highly speculative and involves a high degree of risk. You should carefully consider the information set forth in the “Risk Factors” section on page 7 before deciding to invest in our securities.

Trading Symbol:	Our common stock is currently quoted on The Nasdaq Capital Market under the trading symbol “COMS”.

The shares of common stock outstanding and the shares of common stock to be outstanding after this offering is based on 72,533,850 shares outstanding as of September 20, 2021 and excludes an aggregate of up to approximately 16,290,977 shares of common stock based upon the following:

●

An aggregate of 8,555,804 shares of common stock issuable upon the exercise of stock purchase warrants outstanding as of September 20, 2021 with a weighted average exercise price of $4.20 per share that expire between November 9, 2021 and January 10, 2026;

●

An aggregate of 2,391,335 shares of common stock issuable upon the conversion of convertible indebtedness outstanding as of September 20, 2021 with a weighted average conversion price of $4.91 per share that mature between June 6, 2021 and January 29, 2026; and

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An aggregate of 7,868,848 shares of common stock issuable upon the exercise of options outstanding as of September 20, 2021 with a weighted average exercise price of $2.247 per share granted under our long-term equity incentive plans.

RISK FACTORS

An investment in our securities involves a number of risks. Before deciding to invest in our securities, you should carefully consider the risks described below and discussed under the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2020, our Quarterly Report on Form 10-Q for the three-month period ended March 31, 2021 and our Quarterly Report on Form 10-Q for the three-and six-month periods ended June 30, 2021, which are incorporated by reference in this prospectus, the information and documents incorporated by reference herein, and in any prospectus supplement or free writing prospectus that we have authorized for use in connection with an offering. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. The risks described in the documents referenced above are not the only risks that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business.

ISSUANCE OF SECURITIES TO SELLING STOCKHOLDERS

We issued all of the Notes and the Warrants in 2021 in connection with the following transactions:

May 2021 Private Placement..  On May 27, 2021, we entered into a securities purchase agreement (the “May Purchase Agreement”) with Lind Global Asset Management IV, LLC (the “Initial Investor”), pursuant to which we sold to the Initial Investor a senior secured convertible promissory note in the original principal amount of $11,000,000 (the “May Note”) and warrants (the “May Warrants”) to purchase up to 1,820,000 shares of our common stock for a purchase price of $10,000,000 (representing an original issue discount of 10.0% on the Initial Note), of which $5,000,000 was paid on May 28, 2021 and $5,000,000 was paid on June 2, 2021.

The May Note bears interest at the rate of 6% per annum from the date of funding and matures on May 27, 2023. We were originally required to make monthly interest payments commencing six months after the date of issuance of the May Note and principal payments in 18 equal monthly installments of $611,111 each, commencing six months after the date of issuance of the May Note. So long as shares of our common stock are registered for resale under the Securities Act or may be sold without restriction on the number of shares or manner of sale, we have the right to make interest and principal payments in the form of additional shares of common stock, which shares will be valued at 90% of the average of the five lowest daily volume weighted average price per share of the common stock during the ten trading days immediately preceding the date of issuance of such shares of common stock (the “Repayment Share Price”); provided, however, that with respect to the first interest payment, the holder of the May Note has the right to direct that the payment of such interest be made in shares of our common stock.

The May Note is convertible by the holder in whole or in part at any time after the six-month anniversary of the issuance date into shares of our common stock, originally at a conversion price of $4.50 per share, subject to adjustment. However, the holder of the May Note will not have the right to convert any portion of the May Note if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to its conversion and under no circumstances may convert the May Note if the holder, together with its affiliates, would beneficially own in excess of 9.99% of the number of shares of common stock outstanding immediately after giving effect to its conversion. We have the right to prepay the May Note at any time with no penalty (the “Buy-Back Right”). However, should we exercise our Buy-Back Right, the holder of the May Note will have the option of converting 25% of the outstanding principal amount of the May Note into shares of common stock at a conversion price equal to the lower of (A) the Repayment Price, or (B) the conversion price then in effect.

The May Note is guaranteed by each of our subsidiaries and is secured by a first priority lien on all of our assets and properties and the assets and properties of our subsidiaries, subject only to the mortgage lien on our manufacturing facility in Tucson, Arizona and the liens securing approximately $1 million principal amount of outstanding indebtedness of one of our subsidiaries.

The May Warrants are exercisable to purchase up to 1,820,000 shares of common stock, originally for a purchase price of $4.50 per share, subject to adjustment, at any time on or prior to May 27, 2026, and may be exercised on a cashless basis if the shares of our common stock underlying the Warrants are not then registered under the Securities Act. The May Warrants have the same exercise limitation as is included in the May Note.

August 2021 Private Placement. On August 25, 2021, we entered into a securities purchase agreement (the “August Purchase Agreement”) with Lind Global Fund II LP (the “Lind Global Fund”), pursuant to which we sold to Lind Global Fund a senior secured convertible promissory note in the original principal amount of $5,800,000 (the “August Note”) and warrants (the “August Warrants”) to purchase up to 1,315,789 shares of our common stock for a purchase price of $5,000,000 (representing an original issue discount of 16.0% on the August Note), which $5,000,000 was paid on August 26, 2021.

The August Note bears interest at the rate of 6% per annum from the date of funding and matures on August 25, 2023. We are required to make monthly payments commencing five business days after the date the registration statement of which this prospectus is a part is declared effective by the SEC, but in no event later than November 30, 2021, and principal payments in 18 equal monthly installments of $322,222 each. So long as shares of our common stock are registered for resale under the Securities Act or may be sold without restriction on the number of shares or manner of sale, we have the right to make interest and principal payments in the form of additional shares of common stock, which shares will be valued at the Repayment Share Price; provided, however, that with respect to the first interest payment, Lind Global Fund has the right to direct that the payment of such interest be made in shares of our common stock.

The August Note is convertible by the holder in whole or in part at any time at a conversion price of $3.00 per share, subject to adjustment. However, the holder of the Note will not have the right to convert any portion of the Note if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our Common Stock outstanding immediately after giving effect to its conversion and under no circumstances may convert the Note if the holder, together with its affiliates, would beneficially own in excess of 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to its conversion. We have the right to prepay the August Note at any time with no penalty; however, should we exercise such right, the holder of the August Note will have the option of converting 33 1/3% of the outstanding principal amount of the August Note into shares of our common stock at a conversion price equal to the lower of (A) the Repayment Share Price, or (B) the conversion price then in effect.

The August Note is guaranteed by each of our subsidiaries and is secured by a first priority lien on all of our assets and properties and substantially all of the assets and properties of our subsidiaries.

The August Warrants are exercisable to purchase up to 1,315,789 shares of our common stock for a purchase price of $3.00 per share, subject to adjustment, at any time on or prior to August 25, 2026, and may be exercised on a cashless basis if the shares of common stock underlying the August Warrants are not then registered under the Securities Act. The August Warrants have the same exercise limitation as is included in the August Note.

On August 25, 2021, in connection with the transactions contemplated by the August Purchase Agreement, we entered into an amendment to the May Purchase Agreement to, among other matters, permit the transactions contemplated by the August Purchase Agreement, including the grant to Lind Global Fund of a pro rata security interest in the assets we pledged to secure May Note, and to amend the registration rights granted thereunder to coincide with the registration rights we granted under the August Purchase Agreement. In addition, on August 25, 2021, in connection with such transactions, we also amended the May Note to reduce the initial conversion price of such note to $3.00 per share and to accelerate the initial conversion date of such note to coincide with the initial conversion date of the August Note. The May Warrants also have been adjusted to a purchase price of $3.00 per share.

The August Note is guaranteed by each of our subsidiaries and is secured by a first priority lien on all of our assets and properties and the assets and properties of our subsidiaries, subject only to the mortgage lien on our manufacturing facility in Tucson, Arizona and the liens securing approximately $1 million principal amount of outstanding indebtedness of one of our subsidiaries.

Pursuant to the May and August Notes, subject to certain exceptions, if we issue shares of our preferred stock, unless otherwise waived in writing by the holders of the Notes, we will be required to use the proceeds of such issuance to repay the Notes. If we issue any equity interests for aggregate proceeds of greater than $20,000,000, excluding offering costs or other expenses, we will be required to direct 20% of such proceeds from such issuance to repay the Notes.

USE OF PROCEEDS

We are not selling any securities under this prospectus and will not receive any proceeds from the sale of the common stock offered by this prospectus by the Selling Stockholders. However, we may receive proceeds from the cash exercise of the Warrants, which, if exercised in cash at the current exercise price with respect to all Warrants, would result in gross proceeds to us of approximately $9.4 million. The proceeds from such Warrant exercises, if any, will be used for working capital and general corporate purposes. We cannot predict when or whether the Warrants will be exercised, and it is possible that some or all of the Warrants may expire unexercised. For information about the Selling Stockholders, see “Selling Stockholders.”

The Selling Stockholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Stockholders for brokerage or legal services or any other expenses incurred by the Selling Stockholders in disposing of the shares of common stock offered hereby. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of common stock covered by this prospectus, including all registration and filing fees and fees and expenses of our counsel and accountants.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 300,000,000 shares of common stock, par value $0.0001 per share, and 100,000,000 shares of preferred stock, par value $0.0001 per share. As of September 20, 2021, 72,533,850 shares of common stock are issued and outstanding and no shares of preferred stock are issued and outstanding. In addition, as of such date, 11,691,593 shares of common stock were reserved for issuance upon the exercise of outstanding common stock purchase warrants, 7,868,848 shares of common stock were reserved for issuance upon the exercise of outstanding common stock purchase options, and 2,391,335 shares of common stock were reserved for issuance upon the conversion of outstanding convertible debt incurred in conjunction with the Fastback and Innovation Digital acquisitions.

Common Stock

Voting, Dividend and Other Rights.    Each outstanding share of common stock entitles the holder to one vote on all matters presented to the shareholders for a vote. Holders of shares of common stock have no cumulative voting, pre-emptive, subscription or conversion rights. All shares of common stock to be issued pursuant to this registration statement will be duly authorized, fully paid and non-assessable. Our board of directors determines if and when distributions may be paid out of legally available funds to the holders. To date, we have not declared any dividends with respect to our common stock. Our declaration of any cash dividends in the future will depend on our board of directors’ determination as to whether, in light of our earnings, financial position, cash requirements and other relevant factors existing at the time, it appears advisable to do so. We do not anticipate paying cash dividends on the common stock in the foreseeable future.

Rights Upon Liquidation.    Upon liquidation, subject to the right of any holders of the preferred stock to receive preferential distributions, each outstanding share of common stock may participate pro rata in the assets remaining after payment of, or adequate provision for, all our known debts and liabilities.

Majority Voting.    The holders of a majority of the outstanding shares of common stock constitute a quorum at any meeting of the shareholders. A plurality of the votes cast at a meeting of shareholders elects our directors. The common stock does not have cumulative voting rights. Therefore, the holders of a majority of the outstanding shares of common stock can elect all of our directors. In general, a majority of the votes cast at a meeting of shareholders must authorize shareholder actions other than the election of directors. Most amendments to our articles of incorporation require the vote of the holders of a majority of all outstanding voting shares.

Preferred Stock

Authority of Board of Directors to Create Series and Fix Rights.    Under our articles of incorporation, as amended, our board of directors can issue up to 100,000,000 shares of preferred stock from time to time in one or more series. The board of directors is authorized to fix by resolution as to any series the designation and number of shares of the series, the voting rights, the dividend rights, the redemption price, the amount payable upon liquidation or dissolution, the conversion rights, and any other designations, preferences or special rights or restrictions as may be permitted by law. Unless the nature of a particular transaction and the rules of law applicable thereto require such approval, our board of directors has the authority to issue these shares of preferred stock without shareholder approval.

Outstanding Warrants

As of September 15, 2021, the following warrants were outstanding:

●	Warrants to purchase 10,000 shares of common stock at any time on or prior to December 15, 2021 at an initial exercise price of $1.50 per share.

●	Warrants to purchase 6,667 shares of common stock at any time on or prior to November 9, 2021 at an initial exercise price of $1.50 per share.

●	Warrants to purchase 33,334 shares of common stock at any time on or prior to September 26, 2022 at an initial exercise price of $3.00 per share.

●	Warrants to purchase 33,342 shares of common stock at any time on or prior to April 12, 2025 at an initial exercise price of $3.60 per share.

●	Warrants to purchase 62,172 shares of common stock at any time on or prior to April 29, 2025 at an initial exercise price of $2.97 per share.

●	Warrants to purchase 96,668 shares of common stock and remain outstanding at any time on or prior to December 31, 2022 at an initial exercise price of $3.00 per share.

●	Warrants to purchase 62,172 shares of common stock at any time on or prior to April 29, 2025 at an initial exercise price of $2.97 per share.

●	Warrants to purchase 17,866 shares of common stock at any time on or prior to August 20, 2025 at an initial exercise price of $8.40 per share.

●	Warrants to purchase 560,192 shares of common stock at any time on or prior to July 6, 2025 at an initial exercise price of $0.15 per share for 315,689 of the warrants and $0.72 per share for 244,503 of the warrants.

●	Warrants to purchase 8,000 shares of common stock at any time on or prior to June 7, 2023 at an initial exercise price of $3.00 per share.

●	Warrants to purchase 100,000 shares of common stock at any time on or prior to January 27, 2026 at an initial exercise price of $4.15 per share.

●	Warrants to purchase 7,185,290 shares of common stock at any time on or prior to January 27, 2026 at an initial exercise price of $4.50 per share.

●	Warrants to purchase 154,216 shares of common stock and remain outstanding at any time on or prior to January 22, 2026 at an initial exercise price of $5.1875 per share.

●	Warrants to purchase 198,776 shares of common stock and remain outstanding at any time on or prior to February 13, 2026 at an initial exercise price of $5.3125 per share

●	Warrants to purchase 1,820,000 shares of common stock and remain outstanding at any time on or prior to May 27, 2026 at an initial exercise price of $3.00 per share.

●	Warrants to purchase 1,315,789 shares of common stock and remain outstanding at any time on or prior to August 25, 2026 at an initial exercise price of $3.00 per share.

Pursuant to the terms of such warrants, the applicable exercise price of such warrants is subject to adjustment in the event of stock splits, combinations or the like of our common stock.

Anti-Takeover Effects of Certain Provisions of Our Articles of Incorporation, as Amended, and Our Bylaws

Provisions of our articles of incorporation, as amended, and our bylaws could make it more difficult to acquire us by means of a merger, tender offer, proxy contest, open market purchases, removal of incumbent directors and otherwise. These provisions, which are summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because negotiation of these proposals could result in an improvement of their terms.

Calling of Special Meetings of Stockholders.    Our bylaws provide that special meetings of the stockholders may be called only by the chief executive officer, if any, or the president or the board of directors.

Removal of Directors; Vacancies.    Our bylaws provide that a director may be removed either for or without cause at any special meeting of stockholders by the affirmative vote of at least two-thirds of the voting power of the issued and outstanding stock entitled to vote; provided, however, that notice of intention to act upon such matter shall have been given in the notice calling such meeting.

Amendment of Bylaws.    The bylaws provide that the bylaws may be altered, amended or repealed at any meeting of the board of directors at which a quorum is present, by the affirmative vote of a majority of the directors present at such meeting.

Preferred Stock.    Our articles of incorporation, as amended, authorize the issuance of up to 100,000,000 shares of preferred stock with such rights and preferences as may be determined from time to time by our board of directors in their sole discretion. Our board of directors may, without stockholder approval, issue series of preferred stock with dividends, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is ClearTrust, LLC. ClearTrust, LLC’s address is 16540 Pointe Village Drive, Suite 210, Lutz, FL 33558 and its telephone number is (813) 235-4490.

SELLING STOCKHOLDERS

The table below sets forth, as of September 20, 2021, the following information regarding the Selling Stockholders:

●	the number of shares of common stock owned by the Selling Stockholders prior to this offering, without regard to any beneficial ownership limitations contained in the Warrants;

●	the number of shares of common stock to be offered by the Selling Stockholders in this offering;

●	the number of shares of common stock to be owned by the Selling Stockholders assuming the sale of all of the shares of common stock covered by this prospectus; and

●	the percentage of our issued and outstanding shares of common stock to be owned by the Selling Stockholders assuming the sale of all of the shares of common stock covered by this prospectus based on the number of shares of common stock issued and outstanding as of September 20, 2021.

Except as described above, the number of shares of common stock beneficially owned by the Selling Stockholders has been determined in accordance with Rule 13d-3 under the Exchange Act and includes, for such purpose, shares of common stock that the Selling Stockholders have the right to acquire within 60 days of September 20, 2021.

The shares of common stock that may be offered by the Selling Stockholders hereunder will be acquired by such Selling Stockholders upon the conversion or exercise by such Selling Stockholders of the Notes or Warrants that are held by such Selling Stockholders and that were previously issued in private transactions by our company. Descriptions of the private transactions in which we issued the Notes and the Warrants are set forth under the caption “Issuance of Securities to Selling Shareholders.” Except as otherwise indicated, we believe the Selling Shareholders have sole voting and investment power with respect to such shares of common stock.

All information with respect to the common stock ownership of the Selling Stockholders has been furnished by or on behalf of the Selling Stockholders. We believe, based on information supplied by the Selling Stockholders, that except as may otherwise be indicated in the footnotes to the table below, each Selling Stockholder has sole voting and dispositive power with respect to the shares of common stock reported as beneficially owned by it. Because the Selling Stockholders may sell some or all of the shares of common stock beneficially owned by them and covered by this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares of common stock, no estimate can be given as to the number of shares of common stock available for resale hereby that will be held by the Selling Stockholders upon termination of this offering. In addition, the Selling Stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of common stock it beneficially owns in transactions exempt from the registration requirements of the Securities Act after the date on which it provided the information set forth in the table below. We have, therefore, assumed for the purposes of the following table, that each Selling Stockholder will sell all of the shares of common stock owned beneficially by it that are covered by this prospectus, but will not sell any other shares of common stock, if any, that it presently owns. No Selling Stockholder has held any position or office, or has otherwise had a material relationship, with us or any of our subsidiaries within the past three years other than as a result of the ownership of our shares of common stock or other securities.

	Shares Owned Prior to the Offering		Number of Shares	Shares Owned After the Offering
Name	Number	Percent (1)	Offered	Number	Percent (1)
Entities affiliated with Lind(2)	3,809,859	4.9%	8,735,790	-	-

(1)	The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our capital stock outstanding on September 20, 2021. On September 20, 2021, there were 72,533,850 shares of our common stock outstanding. To calculate a stockholder’s percentage of beneficial ownership, we include in the numerator and denominator the common stock outstanding and all shares of our common stock issuable to that person in the event of the exercise of outstanding options and warrants that are exercisable within 60 days of September 20, 2021.

(2)	Jeff Easton is the managing member of The Lind Partners, LLC, which is the manager of the Lind Global Asset Management IV, LLC and Lind Global Fund II LP (the “Lind Entities”), and has sole voting control and investment discretion over the securities held by the Lind Entities. Mr. Easton disclaims beneficial ownership over the securities listed except to the extent of his pecuniary interest therein. The principal business address of the Lind Entities is 444 Madison Ave, 41st Floor, New York, NY 10022.

(3)	The number of shares beneficially owned is based on 3,135,789 shares of common stock issuable upon exercise of the Warrants plus 674,070 shares of common stock issuable upon the conversion of the initial principal and interest payments on the Notes assuming the initial payment date for principal and interest on the Notes is October 1, 2021 and the conversion price per share on such date is $1.56, which is the conversion price for the payment of principal and interest assuming a calculation date of September 20, 2021. The actual number of shares issuable upon the conversion of the initial principal and interest payments on the Notes will be higher or lower depending on the actual initial payment date and the actual conversion price for such payments on such payment date. The beneficial ownership reflected in the table is subject to a beneficial ownership limitation of 4.99%, which does not permit the holders to convert or exercise any portion of the Notes or the Warrants, respectively, that would cause the holders to own, after conversion or exercise, as applicable, a number of shares of our common stock in excess of the beneficial ownership limitation. The amounts and percentages in the table give effect to the beneficial ownership limitation.

PLAN OF DISTRIBUTION

The Selling Shareholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of its shares of common stock being offered under this prospectus on any stock exchange, market or trading facility on which our common stock is traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when disposing of the shares of common stock:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resales by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the SEC;

●	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any of these methods of sale; and

●	any other method permitted pursuant to applicable law.

The shares may also be sold under Rule 144 under the Securities Act, or any other exemption from registration under the Securities Act, if available for a Selling Stockholder, rather than under this prospectus. Each Selling Stockholder has the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The Selling Stockholders may pledge their shares of common stock to their brokers under the margin provisions of customer agreements. If a Selling Stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by a Selling Stockholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from a Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

If sales of shares offered under this prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part. In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares offered under this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell common shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

The Selling Stockholders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the Selling Stockholders or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

If any of the shares offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders. We offer no assurance as to whether the Selling Stockholder will sell all or any portion of the shares offered under this prospectus.

We agreed to use commercially reasonable efforts to keep the registration statement of which this prospectus is a part effective at all times until the Selling Stockholders no longer own any Warrants or shares of common stock issuable upon the exercise thereof. The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares of common stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

LEGAL MATTERS

The validity of the shares of common stock and certain other matters of Nevada law will be passed upon for us by Flangas Law Group, Las Vegas, Nevada. Certain matters of U.S. federal and New York State law will be passed upon for us by Pryor Cashman LLP, New York, New York.

EXPERTS

The financial statements incorporated by reference into this prospectus as of December 31, 2020 and 2019 and for the year ended December 31, 2020 and the period January 10, 2019 (inception) through December 31, 2019 have been audited by Haskell & White LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report incorporated by reference herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities being offered by this prospectus. This prospectus does not contain all of the information in the registration statement of which this prospectus is a part and the exhibits to such registration statement. For further information with respect to us and the securities offered by this prospectus, we refer you to the registration statement of which this prospectus is a part and the exhibits to such registration statement. Statements contained in this prospectus as to the contents of any contract or any other document are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement of which this prospectus is a part. Each of these statements is qualified in all respects by this reference.

The registration statement of which this prospectus is a part is available at the SEC’s website at http://www.sec.gov. You may also request a copy of these filings, at no cost, by writing us at 5000 Quorum Drive, Suite 400, Dallas, Texas 75254, Attention: General Counsel or telephoning us at (469) 930-2661.

We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available at the SEC’s website referred to above. We also maintain a website at www.COMSovereign.com. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to those documents and that the information in this prospectus is not complete and you should read the information incorporated by reference for more detail. We incorporate by reference in two ways. First, we list certain documents that we have already filed with the SEC. The information in these documents is considered part of this prospectus. Second, the information in documents that we file with the SEC in the future will update and supersede the current information in, and incorporated by reference in, this prospectus until we file a post-effective amendment that indicates the termination of the offering of the common stock made by this prospectus.

We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished in Current Reports on Form 8-K filed under Item 2.02 or 7.01 of such form unless such form expressly provides to the contrary), including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement:

●	our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on March 30, 2021;

●	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021 filed with the SEC on May 17, 2021 and August 16, 2021, respectively;;

●	our Current Reports on Form 8-K, filed with the SEC on January 27, 2021, February 4, 2021, February 16, 2021, February 23, 2021, March 1, 2021, April 6, 2021, April 22, 2021, June 3, 2021, June 8, 2021, June 28, 2021, June 30, 2021, August 20, 2021 and August 30, 2021 (other than portions of those documents furnished or not otherwise deemed to be filed);

●	our definitive Proxy Statement on Schedule 14A for our 2021 Annual Meeting of Stockholders filed with the SEC on April 30, 2021; and

●	the description of our common stock contained in the registration statement on Form 8-A/A, dated December 22, 2020, File No. 001-39379, and any other amendment or report filed for the purpose of updating such description.

The documents incorporated by reference into this prospectus are also available on our corporate website at www.COMSovereign.com. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may request a copy of this information at no cost, by writing or telephoning us at the following address or telephone number:

COMSovereign Holding Corp.

Attention: Corporate Secretary
5000 Quorum Drive, Suite 400
Dallas, TX 75254
469-930-2661

Attention: Kevin Sherlock, Esq.

Corporate Secretary

8,735,790 Shares

COMSovereign Holding Corp.

Common Stock

PROSPECTUS

October 5, 2021